                                                                    Exhibit 99.1


                                                  FOR FURTHER INFORMATION:
                                                  ------------------------
   [TRANSDIGM INC. LOGO]                          Eileen Fallon
                                                  TransDigm Inc.
                                                  216-289-4939

                                                  Colin Wheeler
                                                  Kekst and Company
                                                  212-521-4800



    TRANSDIGM INC. COMPLETES ACQUISITION OF CHAMPION AVIATION PRODUCTS FROM
                           FEDERAL MOGUL CORPORATION


RICHMOND HTS., OH, MAY 31, 2001 - TransDigm Inc., a market leader in the design and manufacture of aerospace components, announced today that it has completed the acquisition of the assets of the Champion Aviation Products business from Federal Mogul Ignition Company, a subsidiary of Federal Mogul Corporation (NYSE;FMO), for approximately $160 million in cash.

Champion Aviation Products, an innovative supplier of aerospace products for over sixty years, is the worldwide leader in the design and manufacture of igniters for turbine engines and spark plugs and oil filters for piston engines. These products are used on commercial and regional transports, as well as corporate jet, general aviation and military aircraft. Champion Aviation Products employs 385 people at its modern facility located in Liberty, South Carolina and had net sales of approximately $70 million in 2000.

Champion Aviation Products' high aftermarket content combined with a strong niche market position fits well with TransDigm's overall business and strategic direction. Champion Aviation Products will join TransDigm's other businesses, which include AdelWiggins, AeroControlex, Marathon Power Technologies and Adams Rite Aerospace.

TRANSDIGM
TransDigm is a premier supplier of proprietary components primarily serving the aerospace industry. TransDigm offers a broad line of component products, including tube connectors, valves, batteries, static inverters, pumps, quick disconnects, clamps, ball bearings and sliding controls, lavatory components, bin latches and related items. In 2000, the company had net sales of approximately $150 million.

TransDigm is a portfolio company of Odyssey Investment Partners LLC. Odyssey manages a $760 million private equity fund, which invests in middle market companies that are primarily focused on manufacturing, aerospace and transportation, and financial services.



                                     # # #